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                                   EXHIBIT 5.1

           (Letterhead of Law Offices of Jeffrey D. Marks, Esq., P.C.)

                                January 31, 2001

Vertex Interactive, Inc.
23 Carol Street
Clifton, New Jersey 07014

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on December 22, 2000, and Amendment No. 1 thereto to be filed by you on or about January 31, 2001, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 9,899,792 shares of your Common Stock (the "Shares"). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares.

     It is our opinion that the Shares have been legally issued and are fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,

                                LAW OFFICES OF
                                JEFFREY D. MARKS, ESQ., P.C.

                                /s/ Law Offices of Jeffrey D. Marks, Esq., P.C.

JDM/cmr